Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

Amendment dated as of May 12, 2005 (this “Amendment”) to the Employment Agreement dated April 1, 2002, by and between IDT Corporation (the “Company”) and Howard S. Jonas (the “Executive”) (the “Agreement”).

WITNESSETH

WHEREAS, the Company and Executive desire to modify the terms and conditions of the Agreement on the terms set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Section 6(a) of the Agreement is replaced in its entirety, with the following:

“(a) Annual Base Salary. Effective January 1, 2005, the Company shall pay to the Executive an annual base salary (the “Base Salary”) at a rate not less than Five Hundred Thousand Dollars ($500,000.00), less applicable taxes, such salary to be paid in conformity with the Company’s payroll policies relating to its senior executive officers. During the Term, the Executive’s Base Salary shall be increased, if necessary, so that the Base Salary is not less than the highest paid employee(s) of the Company or any of the Company’s controlled entities.”

All of the other terms and conditions of the Agreement remain unchanged by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

IDT CORPORATION

By:	/s/ James A. Courter
Name:	James A. Courter
Title:	Chief Executive Officer

EXECUTIVE

/s/ Howard S. Jonas
Howard S. Jonas